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                                                                   Exhibit 23.3


                                 [LETTERHEAD]

                 Consent of Independent Financial Advisor to
              the Merger Committee of the Board of Directors of
                   Chapman Capital Management Holdings, Inc.

     As independent financial adviser to the Merger Committee of the Board of Directors of Chapman Capital Management Holdings, Inc., we hereby consent to the use of our report and to all references to our firm included in or made a part of eChapman.com, Inc.'s registration statement on Form S-4, including any amendments thereto.

Boston, Masachusetts                       /s/ Greg Benning
March 29, 2000                             -------------------------------
                                           Greg Benning
                                           Managing Director, Investment Banking
                                           Tucker Anthony Cleary Gull